Exhibit 23            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Medialink Worldwide Incorporated:

We consent to incorporation by reference in the registration statement (No. 333-27207) on Form S-8 of Medialink Worldwide Incorporated of our report dated March 28, 2002, relating to the consolidated balance sheets of Medialink Worldwide Incorporated and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Medialink Worldwide Incorporated.

                                                                    /S/ KPMG LLP



New York, New York
April 1, 2002